Exhibit 99.1

NETFLIX TO BECOME NEW HOME OF WWE RAW BEGINNING 2025

Long-Term Deal Brings Weekly Live Sports Entertainment to Netflix

STAMFORD, Conn., January 23, 2024 – WWE, part of TKO Group Holdings, Inc. (NYSE: TKO), and Netflix (NASDAQ: NFLX) today announced a long-term partnership that will bring WWE’s flagship weekly program – Raw – to the world’s leading entertainment service. This marks a major programming shift as Raw leaves linear television for the first time since its inception 31 years ago.

Beginning in January 2025, Netflix will be the exclusive new home of Raw in the U.S., Canada, U.K. and Latin America, among other territories, with additional countries and regions to be added over time. Likewise, as part of the agreement, Netflix will also become the home for all WWE shows and specials outside the U.S., as available, inclusive of Raw and WWE’s other weekly shows –SmackDown and NXT – as well as the company’s Premium Live Events, including WrestleMania, SummerSlam and Royal Rumble. WWE’s award-winning documentaries, original series and forthcoming projects will also be available on Netflix internationally beginning in 2025.

“This deal is transformative,” said Mark Shapiro, TKO President and COO. “It marries the can’t-miss WWE product with Netflix’s extraordinary global reach and locks in significant and predictable economics for many years. Our partnership fundamentally alters and strengthens the media landscape, dramatically expands the reach of WWE, and brings weekly live appointment viewing to Netflix.”

“We are excited to have WWE Raw, with its huge and passionate multigenerational fan base, on Netflix,” said Netflix Chief Content Officer, Bela Bajaria. “By combining our reach, recommendations, and fandom with WWE, we’ll be able to deliver more joy and value for their audiences and our members. Raw is the best of sports entertainment, blending great characters and storytelling with live action 52 weeks a year and we’re thrilled to be in this long-term partnership with WWE.”

“In its relatively short history, Netflix has engineered a phenomenal track record for storytelling,” said Nick Khan, WWE President. “We believe Netflix, as one of the world’s leading entertainment brands, is the ideal long-term home for Raw’s live, loyal, and ever-growing fan base.”

With 1,600 episodes to date, Raw is the most iconic show in sports entertainment. Since its debut in 1993, Raw has delivered action, compelling drama and unmatched athleticism – 52 weeks a year. Blending the best of scripted content with unpredictable live entertainment, the three-hour show has helped launch the careers of Dwayne “The Rock” Johnson, “Stone Cold” Steve Austin, Triple H, John Cena, Roman Reigns, Bianca Belair and Charlotte Flair.

The show is currently the No. 1 show on USA Network, where it brings in 17.5 million unique viewers over the course of the year. One of television’s best performing shows in the 18-49 advertising demographic, Raw trends on X 52 weeks a year while each new episode is airing. On social media, WWE has more than one billion followers across its platforms.

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About WWE

WWE, part of TKO Group Holdings (NYSE: TKO), is an integrated media organization and the recognized global leader in sports entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 25 languages through world-class distribution partners including NBCUniversal, FOX Sports, TNT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in approximately 165 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network. Additional information on WWE can be found at wwe.com and corporate.wwe.com.

About Netflix

Netflix is one of the world’s leading entertainment services with over 247 million paid memberships in over 190 countries enjoying TV series, films and games across a wide variety of genres and languages. Members can play, pause and resume watching as much as they want, anytime, anywhere, and can change their plans at any time.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company that comprises UFC, the world’s premier mixed martial arts organization, and WWE, an integrated media organization and the recognized global leader in sports entertainment. Together, our organizations reach more than 1 billion TV households in approximately 170 countries, and we organize more than 350 live events year-round, attracting over one million fans. TKO is majority owned by Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 intended to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, expected programming and viewer benefits under the multi-

year domestic media rights partnership with and NBCUniversal. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to the factors discussed in the section entitled “Risk Factors” in TKO’s final prospectus on Form 424(b)(3) filed with the SEC on September 19, 2023, as any such factors may be updated from time to time. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, neither TKO nor WWE undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO, UFC and WWE when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Media Contacts:

For WWE

Chris Legentil

Chris.Legentil@wwecorp.com

For Netflix

Emily Feingold                 Jake Urbanski

efeingold@netflix.com     jurbanski@netflix.com

Investor Contact:

For TKO

Seth Zaslow

investor@tkogrp.com

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